 Exhibit 10.5

AMENDMENT

TO

SERVICES AGREEMENT,

FEE SCHEDULE, &

MASTER AGREEMENT FOR DST DIGITAL SOLUTIONS SERVICES

BY AND BETWEEN

KENNEDY LEWIS INVESTMENT MANAGEMENT LLC

AND

DST SYSTEMS, INC.

THIS AMENDMENT (the “Amendment”) to the Agreements (as defined below) by and between Kennedy Lewis Investment Management LLC (“KLIM”), Kennedy Lewis Capital Company (f/k/a Tate Capital Company, “KLCC”), and DST Systems, Inc. (“DST”) is dated December 14, 2022 (the “Effective Date”). KLIM and DST are together referred to herein as the “Parties” and individually as the “Party”.

WHEREAS, DST, KLIM and Tate Capital Company entered into a Services Agreement, dated September 16, 2022, as amended, (the “TA Agreement”);

WHEREAS, pursuant to the TA Agreement, DST, KLIM and Tate Capital Company entered into a Fee Schedule, via a confidential fee letter, dated September 16, 2022, as amended, (the “Fee Schedule”);

WHEREAS, effective as of November 23, 2022, Tate Capital Company changed its name to Kennedy Lewis Capital Company and all mentions of Tate Capital Company shall now be replaced and superseded with Kennedy Lewis Capital Company;

WHEREAS, DST and KLIM entered into a Master Agreement for DST Digital Services, dated September 16, 2022, as amended, (the “Digital Agreement”) (the TA Agreement, the Fee Schedule and the Digital Agreement are collectively referred to as, the “Agreements”); and

WHEREAS, on December 14, 2022, the Board of Trustees of KLCC (the “Board”) met and resolved, on behalf of KLCC, to approve entry, by KLCC, into the Agreements;

WHEREAS, the Parties wish to amend the Agreements to remove KLIM as a party and to add KLCC as the sole counterparty party to the Agreements as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises, undertakings, covenants and conditions set forth herein, KLIM, KLCC, and DST agree as follows:

1.	Amendment.

a.	TA Agreement & Fee Schedule. All references to Tate Capital Company are hereby replaced and superseded by Kennedy Lewis Capital Company.

b.	Digital Agreement. KLIM shall be removed from the Digital Agreement in its entirety and replaced with KLCC. All rights and obligations under the Agreements are assigned to KLCC, and DST consents to such assignment.

2.	UMB Exhibit A. DST, KLIM, and UMB Bank, N.A. entered into a certain Exhibit A Adoption of UMB Fund Services Master Agreement (the “UMB Exhibit A”) on or about December 5, 2022, which is hereby deemed null and void in favor of the new UMB Exhibit A to be executed between DST, KLCC, and UMB Bank, N.A.

3.	Form 2678. DST and KLIM entered into a certain Form 2678 Employer/Payer Appointment of Agent on or about December 8, 2022, which is hereby deemed null and void in favor of the new Form 2678 to be executed between DST and KLCC.

4.	Effect on Agreements. As of the Effective Date, this Amendment shall be effective to amend the Agreements and to the extent of any conflict between the Agreement and this Amendment, this Amendment supersedes and replaces the Agreement.

5.	Agreements in Full Force and Effect. Except as specifically modified by this Amendment, the terms and conditions of the Agreements shall remain in full force and effect, and the Agreements, as amended by this Amendment, and all of its terms, including, but not limited to any warranties and representations set forth therein, if any, are hereby ratified and confirmed by KLIM, Kennedy Lewis Capital Company and DST as of the Effective Date.

6.	Governing Law. This Amendment shall be construed according to and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

KENNEDY LEWIS		KENNEDY LEWIS
INVESTMENT MANAGEMENT LLC		CAPITAL COMPANY

By:		By:
Name:	Anthony Pasqua	Name:	Anthony Pasqua
Title:	Authorized Signatory	Title:	Authorized Signatory

DST SYSTEMS, INC.

By:
Name:	Kenneth Fullerton
Title:	Authorized Signatory

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of September 16, 2022 (the “Effective Date”) by and between:

1.	DST Systems, Inc., a corporation organized in the state of Delaware (referred to herein as “DST” or the “Transfer Agent”), and

2.	Kennedy Lewis Investment Management LLC, a Delaware limited liability company (“KLIM”).

3.	Tate Capital Company, a Delaware statutory trust, and any other investment product advised by KLIM that signs an agreement to be bound by the terms of this Agreement (collectively, the “Fund”)

The Fund and DST each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)         “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)         “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)          “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)          “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)          “Fund Data” means all information with respect to the Fund’s business, financials, and customers, and Market Data provided by the Fund and all output and derivatives thereof, necessary to enable DST to perform the Services, but excluding DST Property.

(f)          “Confidential Information” means any information about the Fund or DST, including this Agreement, and any third party information that either Party is required to keep confidential, including “nonpublic personal information” under the Gramm-Leach-Bliley Act of 1999 and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)          “Data Supplier” means a third party supplier of Market Data.

(h)         “DST Associates” means DST and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

Transfer Agency Services

(i)           “DST Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by DST in connection with its performance of the Services.

(j)           “Governing Documents” means the constitutional documents of an entity and, with respect to the Fund, all minutes of meetings of the board of directors or analogous governing body.

(k)          “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(l)           “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority that are applicable to the party upon which compliance with such Law is being required or to its business.

(m)         “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(n)          “Market Data” means any third party market and reference data.

(o)          “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(p)          “Services” means the services listed in Schedule A, as may be amended, or under such other service Schedules, which may be added to this Agreement by the Parties from time to time.

(q)          “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2.	Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.       Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and a schedule or appendix, the former shall control, except to the extent that such schedule or appendix expressly provides otherwise as to the services under such schedule or appendix.

1.4.       Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.       The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party that are not referenced in this Agreement or the applicable Schedule. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

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2.	Services and Fees

2.1.       Subject to the terms of this Agreement, DST will perform for the Fund the Services set forth in Schedule A and such other service schedules as may be added to this Agreement by the Parties (collectively, the “Service Schedules”). DST will perform all Services in accordance with the terms set forth herein. DST shall be under no duty or obligation to perform any service except as specifically listed in the Service Schedules, or take any other action except as specifically listed in a Service Schedules to this Agreement, or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. The Fund requests to change the Services, including those necessitated by a change to the Governing Documents of the Fund or a change in applicable Law, will only be binding on DST when they are reflected in an amendment to the Service Schedules. For clarification, this will include costs related changes to the software, systems or processes used by DST to provide the Services necessitated by change in applicable Law; provided in such case the Fund will only be responsible for its pro-rata share of such cost.

2.2.       In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by DST to one or more of its Affiliates or other Persons (and any Fund consent to such delegation, if any, shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by DST. If DST delegates any Services, (i) such delegation shall not relieve DST of its duties and obligations hereunder, (ii) such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of DST, and (iii) if requested by the Fund DST will identify such agents and the Services delegated and will update the Fund when making any material changes in sufficient detail to enable the Fund to object to a particular arrangement. Additionally, if required by the Fund and not more than once annually, DST will identify any such agents and the Services delegated

2.3.       The Fund agrees to pay, the fees, charges and expenses as set out in the fee schedule agreed upon by the parties in a separate letter (the “Fee Letter”) within thirty (30) days following the receipt of DST’s invoice. The Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement.

2.4.       Charges attendant to the development of reasonable changes to the TA2000 System requested by the Fund (“Client Requested Software”) shall be at DST’s standard rates and fees in effect at the time. If the cost to DST of operating the TA2000 System is increased by the addition of Client Requested Software, DST shall be entitled to increase its fees by an amount to be mutually agreed upon in writing.

3.	Fund Responsibilities

3.1.       The management and control of the Fund are vested exclusively in the Fund’s governing body (e.g., the board of directors for a company) and its officers, subject to the terms and provisions of the Fund’s Governing Documents. The Fund’s governing body will make all decisions, perform all management functions relating to the operation of the Fund and the Fund’s governing body or its duly appointed officers shall authorize all Transactions. Without limiting the foregoing, the Fund shall:

(a)          Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Fund.

(b)          Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and inform DST of any errors that it is in a position to identify.

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(c)          Provide DST with timely and accurate information required by DST in order to perform the Services and its duties and obligations hereunder.

3.2.       The Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. The Fund will notify DST in writing of any material changes to the Fund Governing Documents that may materially impact the Services prior to such changes taking effect. DST is not responsible for monitoring compliance by the Fund with (i) Law, or (ii) its respective Governing Documents.

3.3.	[RESERVED]

3.4.        The Fund shall deliver, and procure that its agents, counsel, advisors, auditors, and any other Persons as soon as practicable deliver to DST all Fund Data. The Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and DST will not be required to enter any agreements with that Person in order for DST to provide the Services.

3.5.        Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith, DST Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by DST Associates from the Fund, its employees, Affiliates or agents in connection with the performance of the Services and DST’s duties and obligations hereunder, without further enquiry or liability.

4.	Term

4.1        The initial term of this Agreement will be from the Effective Date through September 30, 2025 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 1 year each unless either DST or the Fund provides the other with a written notice of termination at least 180 calendar days prior to the desired termination date (such periods, in the aggregate, the “Term”).

5.	Termination

5.1.        DST or the Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)           The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 60 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)          The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is the Fund if it becomes subject to a material Action arising out of willful misconduct, bad faith, fraud, criminal activity, or a violation of applicable Law that DST reasonably determines could cause DST reputational harm, or (v) where the other Party is the Fund, material changes in the Fund’s Governing Documents or the assumptions set forth in the Fee Letter are determined by DST, in its reasonable discretion, to materially affect the Services or to be materially adverse to DST.

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If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2.        Upon receipt of a termination notice from the Fund, subject to the receipt by DST of all then-due fees, charges and expenses, DST shall continue to provide the Services up to the effective date of the termination notice; thereafter, DST shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to this Agreement executed by DST. In the event of the termination of this Agreement, DST shall provide reasonable exit assistance to the Fund in converting the Fund’s records from DST’s systems to whatever services or systems are designated by the Fund (the “Deconversion”); provided that all fees, charges and expenses have been paid, including any fees required under Section 5.3 for the balance of the unexpired portion of the Term. The Deconversion is subject to the recompense of DST for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable exit assistance” shall not include requiring DST (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of DST, including the proprietary information of DST or its affiliates, or (iii) to develop Deconversion software, to modify any of DST’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

5.3.        Except for termination under Section 5.1 above, if the Fund elects to terminate this Agreement prior to the end of the Initial Term the Fund agrees to pay an amount equal to the average monthly fee paid by the Fund to DST under the Agreement multiplied by the number of months remaining in the Initial Term. To the extent any services are performed by DST for the Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed.

5.4.       In the event that the Fund wishes to retain DST to perform additional transition or related post-termination services, including providing additional data and reports, the Fund and DST shall agree in writing to the additional services and related fees and expenses in an amendment to this Agreement. To the extent any services are performed by DST for the Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.3, 5, 6, 8, 9, 10, 11, 12, and 13 of this Agreement shall survive the termination of this Agreement.

6.	Standard of Care, Limitation of Liability and Indemnification

6.1.        Notwithstanding anything in this Agreement to the contrary DST Associates shall not be liable to the Fund for any action or inaction of any DST Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of DST in the performance of DST’s duties or obligations under this Agreement. Except with respect to all amounts payable by the Fund as part of its indemnification obligations under this Section 6, in no event shall either party be liable to the other party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. The Fund shall indemnify, defend and hold harmless DST Associates from and against Losses (including legal fees and costs to enforce this provision) that DST Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties, except to the extent it is finally determined by a court of competent jurisdiction that such Losses resulted solely from the willful misconduct or fraud of DST Associates in the performance of DST’s duties or obligations under this Agreement. Any expenses (including documented external legal fees and costs) incurred by DST Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by the Fund upon a final disposition of such matter. The maximum aggregate amount of cumulative liability of DST Associates to the Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement during the Term hereof, shall not exceed the fees (but excluding any expenses) paid by the Fund to DST under this Agreement for the most recent twenty four (24) months immediately preceding the date of the event giving rise to the Claim.

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7.	Representations and Warranties

7.1.        Each Party represents and warrants to each other Party that:

(a)           It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)          Subject to Section 3.3 with respect to licenses from a Data Supplier, which may be terminated at any time, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)           It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)          The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

8.	Fund Data

8.1.       The Fund (i) will provide or ensure that other Persons provide all Fund Data to DST in an electronic format that is acceptable to DST (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Fund Data. As between DST and the Fund, all Fund Data shall remain the property of the Fund. Fund Data shall not be used or disclosed by DST other than in connection with providing the Services and as permitted under Section 11. DST shall be permitted to act upon instructions from an authorized officer of the Fund with respect to the disclosure or disposition of Fund Data, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions. If, in good faith, DST doubts the authenticity or authority of such instructions, DST will notify the Fund of its choice not to act and allow the Fund an opportunity to provide further instruction.

8.2.       DST shall maintain and store material Fund Data used in the official books and records of the Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to the Fund or the Fund’s designee.

9.	Data Protection

9.1.       From time to time and in connection with the Services DST may obtain access to certain personal information from the Fund. Personal information relating to the Fund and its Affiliates, directors, officers, employees, agents, current and prospective Fund shareholders, plan sponsors and plan participants may be processed by DST and its Affiliates. The Fund consents to the transmission and processing of such information within and outside the United States in accordance with applicable Law.

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9.2.       DST will notify the Fund promptly, but in no case more than 72 hours after confirmation, after becoming aware of a confirmed breach of Personal Information and provide reasonable assistance to the Fund in its notification of that breach to the relevant supervisory authority and those individual impacted, as required by applicable Law. DST will not disclose or use Personal Information obtained from or on behalf of the Fund except in accordance with the lawful instructions of the Fund to carry out DST’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Fund and to comply with applicable Law.

9.3.       The Fund acknowledges that DST intends to develop and offer analytics-based products and services for its customers. In providing such products and services, DST will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by DST of Fund Confidential Information (including shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Fund information will be aggregated, anonymized and sometimes enriched with external data sources. DST will not disclose client investor names or other personal identifying information, or information specific to or identifying the Fund or any information in a form or manner which could reasonably be utilized to readily determine the identity of the Fund or its investors. In connection with the Services described in this Agreement, DST shall develop and maintain policies, procedures and safeguards that are reasonably designed to prevent DST’s clients and customers of the analytics-based products and services referenced herein from viewing any data or any data set in which Fund Confidential Information sourced from the Fund makes up more than 30% of the assets, accounts or other multi-client/aggregated metrics included in such data or data set.

10.	DST Property

10.1      DST Property is and shall remain the property of DST or, when applicable, its Affiliates or suppliers. Neither the Fund nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any DST Property, except as specifically set forth herein. The Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by DST to receive the same, any information concerning the DST Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1     Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2       Each Party may disclose the other Party’s Confidential Information:

(a)           In the case of the Fund, to each of its Affiliates, directors, officers, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Fund shall ensure compliance by Fund Representatives with Section 11.1.

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(b)          In the case of DST, to each DST Associate who needs to know such information for the purpose of carrying out DST’s duties under or enforcing this Agreement. DST shall ensure compliance by DST Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)          As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that other Party’s expense. Notwithstanding the foregoing, disclosures of Confidential Information, that do not specifically reference the disclosing Party or the disclosing Party Confidential Information, to regulatory, or self-regulatory entities pursuant to ordinary course examinations of a Party’s books and records may occur without any notice to the Party, provided that the receiving Party uses all reasonable efforts to seek protective treatment for all Confidential Information from such regulatory authority.

11.3      Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4      DST’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. DST shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of DST in connection with the Services.

11.5      Upon the prior written consent of an authorized officer of the Fund, DST shall have the right to identify the Fund in connection with its marketing-related activities and in its marketing materials as a client of DST. Upon the prior written consent of DST, the Fund shall have the right to identify DST and to describe the Services and the material terms of this Agreement in the offering documents of the Fund. This Agreement shall not prohibit DST from using any Fund Data in tracking and reporting on DST’s clients generally or making public statements about such subjects as its business or industry; provided that the Fund is not named in such public statements without prior written consent. The Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that DST is acting as a fiduciary, investment advisor, tax preparer or advisor, or custodian with respect to the Fund or any of its respective assets, investors or customers.

11.6      In the event the Fund obtains information from DST or the TA2000 System which is not intended for the Fund, the Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify DST that unauthorized information has been made available to the Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide DST reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to DST a certificate executed by an authorized officer of the Fund certifying that all such unauthorized information in the Fund’s possession or control has been delivered to DST or destroyed as required by this provision.

12.	Notices

12.1       Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

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If to DST:

DST Systems, Inc.

1055 Broadway

Kansas City, MO 64105

Attention: Legal Department

If to the Fund:

Kennedy Lewis Investment Management LLC

111 West 33rd St. Suite 1910

New York, NY 11232

Attention: Anthony Pasqua

13.	Miscellaneous

13.1      Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No DST Associate has authority to bind DST in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2      Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by the Fund in whole or in part, whether directly or by operation of Law, without the prior written consent of DST, which consent shall not be unreasonably denied, delayed or conditioned. DST may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of DST, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of DST’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If DST assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without the Fund’s consent, the Fund may terminate this Agreement by written notice to DST within 90 days of receiving notice of such assignment or transfer, subject to DST’s right within 30 calendar days of such notice to rescind such assignment or transfer.

13.3      Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4      Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

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13.5      Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of DST Associates related to the Services and the subject matter of this Agreement, and no DST Associate shall have any liability to the Fund or any other Person for, and the Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6      Force Majeure. Neither party will be responsible for any Losses of property or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events, provided, however, each Party shall use commercially reasonable efforts to minimize the effects of any such event, including maintaining procedures for the safekeeping and security of information relating to the other Party. If such delay or failure exceeds a cumulative period of thirty (30) days, the party capable of performing may terminate this Agreement immediately without further liability.

13.7      Non-Exclusivity. The duties and obligations of DST hereunder shall not preclude DST from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. The Fund understands that DST may have commercial relationships with Data Suppliers and other providers of technology, data or other services that are used by the Fund.

13.8      No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9      No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, each Party will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of the other Party or its Affiliates who has been materially involved in the provision, or receipt and consumption of the Services without the consent of the other Party; provided, however, that the foregoing shall not prevent a Party from soliciting employees through general advertising not targeted specifically at any or all DST Associates’ or Fund’s employees. If the Fund employs or engages any DST Associate who has been materially involved in the provision of the Services during the term of this Agreement or the period of 12 months thereafter in contravention of this Section 13.9, the Fund agrees to pay for any fees and expenses (including recruiters’ fees) incurred by DST or its Affiliates in hiring replacement personnel as well as any other remedies available to DST.

13.10    No Warranties. Except as expressly listed herein, DST makes no warranties, whether express, implied, contractual or statutory with respect to the Services. DST disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11    Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

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13.12    Testimony. If DST is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Fund in any Action to which the Fund is a party or otherwise related to the Fund, and in which DST is not a party, the Fund shall reimburse DST for all documented costs and expenses, including the time of its professional staff at DST’s standard rates and the cost of external legal representation, that DST reasonably incurs in connection therewith.

13.13    Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to DST Associates.

13.14    Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

DST SYSTEMS, INC.		KENNEDY LEWIS INVESTMENT MANAGEMENT LLC

By:		By:

Name:	Kenneth Fullerton	Name:	Anthony Pasqua

Title:	Authorized Signatory	Title:	Authorized Signatory

TATE CAPITAL COMPANY

By:

Name:	Anthony Pasqua

Title:	Authorized Signatory

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Schedule A

Transfer Agency Services

A.	General

1.	As used in this Schedule A, the following additional terms have the following meanings:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“Bank” shall mean a nationally or regionally known banking institution;

(iii)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(iv)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(v)	“IRA” shall mean Individual Retirement Account;

(vi)	“Procedures” shall collectively mean DST’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(vii)	“Program” shall mean Networking, Fund Serv or other DTCC program; and

(viii)	“TA2000 System” shall mean DST’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to mean the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	The Fund acknowledges that DST’s ability to perform the Services is subject to the following dependencies:

(i)	The Fund and other Persons that are not employees or agents of DST, whose cooperation is reasonably required for DST to provide the Services, providing cooperation, information and, as applicable, instructions to DST promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by the Fund and other Persons that are not employees or agents of DST remaining fully operational.

(iii)	The accuracy and completeness of any the Fund Data or other information provided to DST in connection with the Services by any Person.

(iv)	Any warranty, representation, covenant or undertaking expressly made by the Fund under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

4.	The following Services will be performed by DST and, as applicable, are contingent on the performance by the Fund of the duties and obligations listed.

B.	SERVICES

1.	Scope of Agency Services; DST Obligations.

A.	DST utilizing the TA2000 System will perform the following services:

(i)  issuing, transferring and redeeming book entry shares or cancelling share certificates as applicable;

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(ii)  maintaining shareholder accounts on the records of the Fund on the TA2000 System in accordance with the instructions and information received by DST from the Fund, the Fund’s distributor, manager or managing dealer, the Fund’s investment adviser, the Fund’s sponsor, the Fund’s custodian, or the Fund’s administrator and any other person whom the Fund names on Schedule B (each an “Authorized Person”), broker-dealers or shareholders;

(iii)  when and if a Fund participates in the DTCC, and to the extent DST supports the functionality of the applicable DTCC program:

(a)  DST will accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by DST by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by DST,

(b)   issuing instructions to the Funds’ banks for the settlement of transactions between the Funds and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)   providing account and transaction information from each affected Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d) maintaining shareholder accounts on TA2000 through the Programs;

(iv) providing transaction journals;

(v) once annually preparing shareholder meeting lists for use in connection with the annual meeting;

(vi)  withholding, as required by federal law, taxes on shareholder accounts, performing and paying backup withholding as required for all shareholders, and preparing, filing and providing, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Fund’s vendor of choice;

(vii) disbursing income dividends and capital gains distributions to shareholders and recording reinvestment of dividends and distributions in shares of the Fund;

(viii) preparing and providing, in electronic format, to Fund’s print vendor of choice:

(a) confirmation forms for shareholders for all purchases and liquidations of shares of the Fund and other confirmable transactions in shareholders’ accounts,

(b) copies of shareholder statements, and

(c) shareholder reports and prospectuses provided by the Fund;

(ix) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management company;

(x)  maintaining those records necessary to carry out DST’s duties hereunder, including all information reasonably required by the Fund to account for all transactions on TA2000 in the Fund shares;

(xi) calculating the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of the Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Fund’s managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

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(xii)   receiving correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii) arranging the mailing to dealers of confirmations of wire order trades;

(xiv) processing, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and rejecting any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)          if a Fund is a registered product, providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Funds on TA2000. For clarification, with respect to obligations, the Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it is sold. DST’s sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. It is the Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by DST, to ensure accuracy. DST is not responsible in any way for claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the DST Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state);

(xvi)    providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii)  as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. DST shall answer and respond to inquiries from existing shareholders, prospective shareholders of the Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by the Fund to DST, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii) (where applicable) supporting Fund tender offers, including but not limited to: assistance with shareholder communication plan; coordination of tender offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms.

(xix)   in order to assist the Fund with the Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, DST offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. If the Fund elects to have DST implement the anti-money laundering procedures and delegate the day-to-day operation of such anti-money laundering procedures to DST, the parties will agree to upon the applicable fees and the service scope and execute the attached appendix (“Appendix 1” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties;

(xx) [RESERVED];

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(xxi)  as mutually agreed upon by the parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxii)  upon request of the Fund and mutual agreement between the parties as to the scope and any applicable fees, DST may provide additional services to the Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in a writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

B.                 At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 1.A of this Schedule A in connection with transactions (i) the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform shareholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

C.                 DST shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund’s instructions, prospectus or application as amended from time to time, for the Fund provided DST is advised in advance by the Fund of any changes therein and the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST’s cost of performing the services required hereunder at the current level of service, DST shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs.

D.                 The Fund acknowledges that DST is currently using, and will continue to use, domestic or foreign DST affiliates to assist with software development and support projects for DST and/or for the Fund. As part of such support, the Fund acknowledges that such affiliates may access the Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

E.                 The Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to DST provided that the requirements of the new funds are generally consistent with services then being provided by DST under the Agreement. If less than 60 days’ prior notice is provided by the Fund, additional ‘rush’ fees may be applied by DST. Rates or charges for additional funds shall be as set forth in the Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with DST’s then-standard pricing schedule.

F.                 The parties agree that to the extent that DST provides any services under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Fund and that DST will not make any judgments or exercise any discretion of any kind. The Fund agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by DST of the Fund in this regard.

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G.                 The Fund instructs and authorizes DST to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring the funds made available by the Fund. The Fund acknowledges and agrees that as part of such services, DST will act as service provider to the custodian for such IRAs.

H.                 If applicable, DST will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the Board of Directors authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

I.                 Upon receipt of a Fund’s written request, DST shall provide transmissions of shareholder activity to the print vendor selected by the Fund.

J.                 If applicable, the Fund will furnish DST with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of DST. Such certificates will be signed manually or by facsimile signatures of the officers of the Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of the Fund shall be represented to have been lost, stolen or destroyed, DST, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of the Fund represented by the lost or stolen certificate. In the event that certificates of the Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, DST shall file Form X-17F-1A as required by applicable federal securities laws.

K.                 Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of the Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by DST to be duly authorized. DST reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by the Fund.

L.                 Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, DST will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but DST will, in good faith, accept liability for an “as of” on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, the parties mutually agree, or it is determined by a court of competent jurisdiction, that the Loss is solely the result of DST’s failure to exercise its standard of care under Section 6 above. A loss is “material” for purposes of this Section when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When DST concludes that it should contribute to the settlement of a loss, DST’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

M.                 Changes and Modifications.

(i)               DST shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days’ prior notice to allow the Fund to change its procedures and DST provides the Fund with revised operating procedures and controls.

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(ii)              All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST. The parties recognize that during the Term of this Agreement the Fund will disclose to DST Confidential Information and DST may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies the Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) the Fund hereby consents to DST’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of DST and (ii) the Fund hereby grants DST a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of the Fund. All Confidential Information of the Fund shall be and shall remain the property of the Fund.

2.	Fund Obligations.

A.                 The Fund agrees to use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

B.                 The Fund will provide DST written notice of any change in Authorized Personnel as set forth on Schedule B.

C.                 The Fund will notify DST of material changes to its Articles of Incorporation or Bylaws (e.g. in the case of recapitalization) that impact the services provided by DST under the Agreement.

D.                 If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s shares, the Fund will give prompt notice thereof to DST.

E.                 The Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Funds or (ii) third party administrators of group retirement or annuity plans, unless the Fund either (1) provides DST with a minimum of 12 months’ notice before the accounts are deconverted from DST, or (2), if 12 months’ notice is not possible, Fund shall compensate DST by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the 12 months’ notice in connection with each such deconversion.

3.	Compliance.

A.                 DST shall perform the services under this Schedule A in conformance with DST’s present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or managing dealer, or its or DST’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Schedule and any of other obligations of the Fund under applicable law that DST has not agreed to perform on the Fund’s behalf under this Schedule or the Agreement shall remain the Fund’s sole obligation.

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4.	Bank Accounts.

A.                 DST, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under the Agreement. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

B.                 DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

5.	Records.

DST will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under applicable federal securities laws. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by DST on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

A.                 Annual Purges by August 31: DST and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Fund to the Aged History Retention fees set forth in the Fee Letter.

B.                 Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for 7 years.

C.                 Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Leter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

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6.	Disposition of Books, Records and Canceled Certificates.

DST may send periodically to the Fund, or to where designated by the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by the Fund without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

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SCHEDULE B

AUTHORIZED PERSONNEL

Pursuant to the terms of the Schedule A and the Agreement between the Fund and DST, the Fund authorizes the following Fund personnel to provide instructions to DST, and receive inquiries from DST in connection with Schedule A and the Agreement:

Name	Title

Anthony Pasqua	CFO/ COO

KC O’Brien	Head of Ops

Sarah Tin	Director, Ops

Rachel Presa	Investment Adviser CCO, Fund Counsel

Ben Bernstein	Investment Relations

Greg MacCordy, ACA	BDC CCO

This Schedule may be revised by the Fund by providing DST with a substitute Schedule B. Any such substitute Schedule B shall become effective twenty-four (24) hours after DST’s receipt of the document and shall be incorporated into the Agreement.

APPENDIX 1

ANTI-MONEY LAUNDERING DELEGATION

1.	Delegation.

1.1	In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, DST offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. The Fund has had an opportunity to review the AML Procedures with DST and desires to implement the AML Procedures as part of the Fund’s overall AML program.

1.2	Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs DST to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to DST the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and DST upon the execution by such parties of a revised Appendix 1 bearing a later date than the date hereof.

1.3	DST agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which DST maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Consent to Examination. In connection with the performance by DST of the AML Procedures, DST understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records DST maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. DST hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, DST will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.	Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, DST is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that DST shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which DST maintains the applicable Shareholder information.

4.	AML Procedures[1]

4.1	Consistent with the services provided by DST and with respect to the ownership of Shares in the Fund for which DST maintains the applicable Shareholder information, DST shall:

(a)    On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b)    Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)    On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d)    Review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e)    Review wires sent pursuant to banking instructions other than those on file with DST;

(f)     Review accounts with small balances followed by large purchases;

(g)    Review accounts with frequent activity within a specified date range followed by a large redemption;

(h)    Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i)     Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j)    Compare account information to any FinCEN request received by the Fund and provided to DST pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;

(k)    (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Fund and notify the Fund in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

1  The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of DST, which have been made available to the Fund and which may be modified from time to time.

(l)     Except with respect to any entities excluded under applicable regulation: (i) take reasonable steps to verify the identity of legal entities seeking to become new customers of the Fund, including verifying the identity of the natural person(s) retaining ownership or controlling interest in such legal entity (the “Beneficial Owner(s)”), as such ownership and controlling interests are defined in 31 C.F.R. 1010.230, (ii) notify the Fund in the event that the identity of such Beneficial Owner(s) is not provided upon request to such entity or cannot be verified, (iii) maintain records of the information used to verify such Beneficial Owners, as required, and (iv) determine whether such persons appear on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(m)   Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). DST will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, DST will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, DST will contact the Fund’s AML Officer for further instruction.

(n)   Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

(o)    Create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

4.2	In the event that DST detects activity as a result of the foregoing procedures, which necessitates the filing by DST of a SAR or other similar report or notice to OFAC, then DST shall also immediately notify the Fund, unless prohibited by applicable law.